MASTER SERVICES AGREEMENT

BABSON CAPITAL GLOBAL SHORT DURATION HIGH YIELD FUND

THIS AGREEMENT is made and entered into as of this             day of October, 2012, by and among BABSON CAPITAL GLOBAL SHORT DURATION YIELD FUND, a Massachusetts business trust (the “Fund”), TS CAPITAL, LLC and its affiliated entities, including TS Capital Distributors (collectively referred to herein as “TSC”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the “Acts”), as a closed-end, non-diversified management investment company; and

WHEREAS, the Fund desires to retain USBFS to furnish administrative, fund accounting and transfer agent, dividend disbursing agent and dividend reinvestment plan services; and

WHEREAS, the Fund desires to retain TSC to perform certain services for the Fund either directly or through one of its affiliated entities;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1.	Appointment, Acceptance and Services.

The Fund appoints USBFS as “Administrative Manager”. As Administrative Manager, USBFS will provide administrative, fund accounting, transfer and dividend disbursing agent services, as described below, on behalf of the Fund. When providing these services, USBFS will act in conformity with the Fund’s prospectus and statement of additional information and requirements of the Acts and all other applicable federal and state laws and regulations (“Applicable Law”).

A.	Administrative Services. The Fund appoints USBFS to provide administrative services for the Fund, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit A attached hereto and incorporated by reference, for the compensation herein provided.

B.	Fund Accounting Services. The Fund appoints USBFS to provide fund accounting services for the Fund, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit B attached hereto and incorporated by reference, for the compensation herein provided.

C.	Transfer and Dividend Disbursing Agent Services. The Fund appoints USBFS to provide transfer and dividend disbursing agent services for the Funds, and USBFS accepts such appointment and agrees to render the services, hereby set forth in Exhibit C attached hereto and incorporated by reference, for the compensation herein provided.

D.	Other Services. The Fund appoints TSC to be a secondary market service provider for the Fund, and TSC accepts such appointment and agrees to render the services, hereby set forth in Exhibit D (“TSC Services”) attached hereto and incorporated by reference, for the compensation herein provided. TSC Services will be provided in accordance with Applicable Law and the Fund’s prospectus and statement of additional information.

2.	Compensation

TSC and USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit E hereto (as amended from time to time). USBFS and TSC shall also be compensated for such out-of-pocket expenses (examples of which are provided in Exhibit E hereto) as are reasonably incurred by USBFS and TSC in performing their duties hereunder. The Fund shall pay all such fees and reimbursable expenses to USBFS within 30 calendar days following receipt of the billing notice from USBFS, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, the Fund’s obligation to pay fees hereunder is limited to paying those amounts to USBFS, and USBFS shall be solely responsible for paying TSC for its services and the expenses it incurs hereunder from the amounts paid by the Fund to USBFS. The Fund has no obligation to make any payments to TSC.

3.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBFS and TSC, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS and TSC hereby represent and warrant to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	Each is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by each of USBFS and TSC in accordance with all requisite action and constitutes a valid and legally binding obligation of each of USBFS and TSC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	Each is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; including that USBFS is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent;

(4)	There is no statute, rule, regulation, order or judgment binding on either USBSFS or TSC and there are no provisions of each of USBSFS or TSC’s respective charter, bylaws or any contract binding it or affecting its property which would prohibit the execution or performance of this Agreement;

(5)	There are no legal or administrative proceedings that have been instituted or threatened which would materially impair USBSFS or TSC’s ability to perform its respective duties and obligations under this Agreement.

4.	Indemnification; Limitation of Liability

A.	Each of USBFS and TSC shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBFS nor TSC shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any third party in connection with the duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s or TSC’s control, except a loss arising out of or relating to USBFS’s or TSC’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties, or reckless disregard of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS or TSC has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS and TSC from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature, including reasonable attorneys’ fees (collectively, “Losses”), that USBFS or TSC may sustain or incur or that may be asserted against USBFS or TSC by any person arising out of or related to any action taken or omitted to be taken by them in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written instruction provided to USBFS and TSC by any duly authorized officer of the Fund, as approved by the Board of Trustees of the Fund, except for any and all Losses arising out of or relating to USBFS’s or TSC’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” and “TSC” shall include USBFS’s and TSC’s directors, trustees, officers, employees, and other agents.

USBFS and TSC shall indemnify and hold the Fund harmless from and against any and all Losses that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of or relating to USBFS’s or TSC’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties, or reckless disregard of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS and TSC, their successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s trustees, officers, employees and other agents.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS and TSC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS and TSC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS and TSC. USBFS and TSC agree that they shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’s and TSC’s premises and operating capabilities at any time during regular business hours of USBFS and TSC, upon reasonable notice to USBFS and TSC. Moreover, USBFS and TSC shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS and TSC relating to the services provided by USBFS and TSC under this Agreement.

Notwithstanding the above, USBFS and TSC reserve the right to reprocess and correct administrative errors at their own expense.

In no case shall any party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 4 shall survive the termination and/or assignment of this Agreement.

D.	If USBFS and TSC are acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS and TSC of any of its obligations in such other capacity.

5.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

6.	Proprietary and Confidential Information

USBFS and TSC each agree on behalf of itself and its directors, trustees, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relating to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of their responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS or TSC will be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities of competent jurisdiction, or (iii) when so requested in writing by the Fund. Records and other information which have become known to the public through no wrongful act of USBFS or TSC or any of their employees, agents or representatives, and information that was already in the possession of USBFS and TSC prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, USBFS and TSC will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS and TSC shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

The Fund, on behalf of itself and its directors, officers, and employees, will maintain the confidential and proprietary nature of any IDC valuations as described in Exhibit B,(collectively, the “Data”), provided that the Fund may utilize such data for Fund reporting to its shareholders, Board of Trustees and regulatory agencies and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

7.	Records

USBFS and TSC shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not less than the periods required by Applicable Law, including, in particular, Section 31 of the Investment Company Act of 1940 and the rules thereunder. USBFS and TSC agree that all such records prepared or maintained by USBFS and TSC relating to the services to be performed by USBFS and TSC hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the Acts and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

8.	Compliance with Laws

Except with respect to the services provided by USBFS and TSC hereunder, the Fund has primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the Acts, the Internal Revenue Code of 1986, as amended, the Sarbanes-Oxley Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information. USBFS’s or TSC’s services hereunder shall not relieve the Fund’s Board of Trustees of its oversight responsibility with respect to the Fund.

9.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years, unless terminated earlier by any of the parties upon giving 90 days prior written notice or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any of the parties upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, TSC and the Fund, and authorized or approved by the Board of Trustees of the Fund.

10.	Early Termination.[1]

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the three year term, the Fund agrees to pay the following:

a) All reasonable and documented expense associated with converting services to a successor service provider;

b) All reasonable and documented expenses associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s or TSC’s duties or responsibilities hereunder are designated by the Fund by written notice to USBFS and TSC, USBFS and TSC will promptly, upon such termination and, in the absence of material breach by USBFS and TSC, at the reasonable expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS and TSC under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS and TSC has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s and TSC’s personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

12.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of USBFS and TSC, or by USBFS or TSC without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Trustees.

13.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.	Services not Exclusive

Nothing in this Agreement shall limit or restrict USBFS or TSC from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

16.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Fax: 414-905-7991

Notice to TSC shall be sent to

TS Capital, LLC

Wall Street Plaza

88 Pine St, Suite 2430

New York, NY 10005

Attn: Tina K. Singh

and notice to the Fund shall be sent to:

Babson Capital Global Short Duration High Yield Fund

c/o Babson Capital Management LLC

Attn: Andrew Lennon

550 S. Tryon Street, Suite 3300

Charlotte, NC 28202

Fax: 413-226-2006

With a copy to: Janice Bishop

Fax: 617-679-5008

Email: jbishop@babsoncapital.com

17.	Multiple Originals

This Agreement may be executed on multiple counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BABSON CAPITAL GLOBAL SHORT DURATON HIGH YIELD FUND

By:

Name:

Title:

U.S. BANCORP FUND SERVICES, LLC

By:

Name:	Michael R. McVoy

Title:	Executive Vice President

TS CAPITAL, LLC

By:

Name:	Tina K. Singh

Title:	CEO

Exhibit A

FUND ADMINISTRATION SERVICES

Services and Duties of USBFS

USBFS shall provide the following fund administration services for the Fund, including but not limited to:

A.	General Fund Management:

(1)	Act as liaison among the Fund’s service providers.

(2)	Supply:

a.	Office facilities for services to be provided (which may be in USBFS’ or an affiliate’s own office).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Fund’s board of trustees (the “Board of Trustees” or the “Board”) communications, such as:

a.	Make presentations to the Board and committees where appropriate .

b.	Prepare reports for the Board and Committees based on financial and administrative data.

c.	Assist KPMG, the independent registered public accounting firm, as necessary.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Upon request, prepare minutes of meetings of the Board of Trustees and the Fund’s shareholders, to be reviewed by the Fund’s and Adviser’s legal counsel.

f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders, to be reviewed by the Adviser.

g.	Upon request attend Board and committee meetings and present materials for Trustees’ review at such meetings including preparation and distribution of Board and committee books for such meetings, to be reviewed by the Fund’s and Adviser’s legal counsel.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate materials, provide requested information to the independent auditor and facilitate the audit process, to be reviewed by Adviser.

b.	For the SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process. All information provided is to be reviewed by the Fund’s and Adviser’s legal counsel.

c.	For all audits, provide office facilities as needed.

(5)	Assist with overall operations of the Fund.

(6)	Assist the Fund’s and Adviser’s external and internal legal counsel in responding to non-routine regulatory matters.

(7)	Pay Fund expenses upon written authorization from the Fund.

(8)	Keep the Fund’s governing documents, including its declaration of trust, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor the Fund’s compliance with Applicable Law including:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rules 31a-1, 31a-2 and 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) and such other policies and limitations as the Fund provides in writing from time to time.

c.	Perform its duties hereunder in compliance with all applicable laws and regulations, including compliance with the 1940 Act, and provide any sub-certifications reasonably requested by the Fund in connection with: (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’s compliance program as it relates to the Fund, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.	Assist the Fund in reviewing guidelines and procedures to enhance the Fund’s compliance program, including compliance with the USA PATRIOT Act, SOX Act, anti-money laundering procedures, proxy voting procedures and Rule 38a-1 under the 1940 Act.

e.	Monitor applicable regulatory and operational service issues, and update the Board periodically.

f.	Monitor the Fund’s compliance with any credit facilities, indentures or similar arrangements to which the Fund is a party.

g.	Provide standard quarterly compliance testing and reports regarding restrictions and requirements applicable to the Fund and closed-end funds generally.

h.	Provide quarterly certifications and documentation to the Chief Compliance Officer of the Fund in connection with Rule 38a-1 of the 1940 Act with respect to services contemplated under this Agreement.

(2)	SEC Registration and Reporting:

a.	Assist Fund counsel in annual update and other amendments of the Registration Statement.

b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q, Form N-30D filings and Rule 24f-2 notices. As requested by the Fund, file Section 13 and Section 16 required forms, as applicable, and prepare and file Form N-PX filings. All filings are to be reviewed by the Fund’s and Adviser’s legal counsel.

c.	If requested, prepare and coordinate the printing, filing and mailing of Prospectuses, statements of additional information and shareholder reports, and amendments and supplements thereto.

d.	Monitor fidelity bond coverage under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Assist Fund counsel in preparation of proxy statements, information statements, tender offer materials and related materials as requested by the Fund.

g.	Transmit and/or file other notices or reports required by Applicable Law, including the conditions of any exemptive orders received by the Fund.

(3)	IRS Compliance:

a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required distributions (including distributions necessary to avoid excise taxes).

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(3)	Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Schedule of Investments

b.	Schedule of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	If applicable, prepare and file on a timely basis appropriate federal and state tax returns including any necessary schedules.

(2)	Prepare state income breakdowns where relevant.

(3)	File Form 1099 for payments to disinterested Trustees and other service providers.

(4)	Monitor wash sale losses.

(5)	Calculate eligible dividend income for corporate shareholders.

E.	Repurchase Offers

Provide	the coordination and processing of all repurchase offers as stipulated in the prospectus. This will include:

(1)	the tabulation and calculation of requested shares for repurchase;

(2)	calculation of total shares available for repurchase;

(3)	calculation of actual percentage of requested shares to be redeemed.

F.	Upon direction from the Fund’s adviser, assist with periodic and other filings or reports with the NYSE, as required by NYSE rules and regulations.

G.	As requested by the Fund, such other administrative services as are reasonably necessary to the operation of the Fund or registered closed-end investment companies.

License of Data; Warranty; Termination of Rights

A.	USBFS has entered into an agreement with MSCI index data services (“MSCI”) and Standard & Poor Financial Services LLC (“S&P”) which obligates USBFS to include a list of required provisions listed below. The index data services being provided to the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The required provisions below shall not have any affect upon the standard of care and liability USBFS has set forth in Section 4 of this Agreement.

B.	The Fund agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s or any third party’s use of, or inability to use, the Data or any breach by the Fund of any provision contained in this Agreement. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 4 of this Agreement

REQUIRED PROVISIONS OF MSCI and S&P

•	The Trust shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•

The Trust shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•

The Trust shall represent that it will treat the Data as proprietary to MSCI and S&P. Further, the Trust shall acknowledge that MSCI and S&P are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•

The Trust shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Trust shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•

The Trust shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P harmless from any claims that may arise in connection with any use of the Data by the Trust.

•	The Trust shall acknowledge that MSCI or S&P may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

•

The Trust shall acknowledge that MSCI and S&P are third party beneficiaries of the Customer Agreement between S&P, MSCI and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN “AS IS” BASIS. USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

EXHIBIT B

FUND ACCOUNTING SERVICES

Services and Duties of USBFS

USBFS shall provide the following fund accounting services for the Fund, including but not limited to:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)	For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Fund (the “Board of Trustees”) and apply those prices to the portfolio positions in accordance with the Fund’s valuation procedures, as approved by the Board of Trustees and provided to USBFS in writing (the “Procedures”). For those securities where market quotations are unreliable or not readily available as determined solely by the Fund, the Fund shall price those securities in accordance with the Procedures.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Fund.

(3)	Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of the Fund according to the Procedures.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Prepare monthly security transactions listings.

D.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)	Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records according to the Acts and regulations provided thereunder.

(3)	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

(4)	Cooperate with the Fund’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

License of Data; Warranty; Termination of Rights

A.

The valuation information and evaluations being provided to the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies (the “License”), its Board of Trustees and its shareholders. The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Data cannot be passed to or shared with any other entity.

The Fund acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE FUND HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER

C.	USBFS may stop supplying some or all Data to the Fund if USBFS’s suppliers terminate any agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to the Fund if USBFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’s suppliers demand that the Data be withheld from the Fund. USBFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

Pricing of Securities

A.	For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

All securities of the Fund shall be priced in accordance with the Procedures, as adopted by the Fund’s Board of Trustees from time to time and as provided to USBFS in writing. If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.

In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments.

There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

C.	Other

As requested by the Fund, such other fund accounting and tax services as are reasonably necessary to the operation of the Fund or registered closed-end investment companies generally.

EXHIBIT C

TRANSFER AND DIVIDEND DISBURSING AGENT SERVICES

Services and Duties of USBFS

USBFS shall provide the following transfer agent, registrar and dividend disbursing agent and dividend reinvestment plan agent services to the Fund:

A.	Receive and process all orders for the purchase and/or repurchase of shares in accordance with applicable rules under the Acts.

B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Fund’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.	Process repurchase requests received in good order and, where relevant, deliver appropriate documentation to the Fund’s custodian.

D.	Pay monies upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of shareholders participating in a repurchase offer.

E.	If applicable, process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Fund’s prospectus and statement of additional information (“Prospectus”).

F.	Prepare and transmit payments for dividends and distributions declared by the Fund with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans).

H.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., automatic investment, dividend reinvestment).

I.	Handle load and preferred share processing.

J.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding and provide to Fund on a regular basis.

K.	Prepare shareholder name and address lists, if necessary.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends, distributions and repurchases for all shareholders.

N.	Provide (direct) shareholder account information upon request and prepare and mail confirmations and statements of account to (DTC and direct) shareholders for all purchases, repurchases and other confirmable transactions as agreed upon with the Fund.

O.	Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal tax laws and regulations.

P.	Answer correspondence from (direct) shareholders, securities brokers and others relating to USBFS’s duties hereunder.

Q.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth below.

R.	Administer the Fund’s Dividend Reinvestment Plan and process the related transactions.

S.	As requested by the Fund, such other transfer and dividend disbursing agent services as are reasonably necessary to the operation of the Fund or registered closed-end investment companies.

T.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with: (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’s compliance program as it relates to the Fund, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

U.	Lost Shareholder Due Diligence Searches and Servicing— The Fund hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Fund as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit E hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Fund hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Fund hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Fund hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

As of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least  1/2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any Net Material Loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of  1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

EXHIBIT D

TSC SERVICES

Services and Duties of TSC as a Service Provider

Subject to the supervision of USBFS and if applicable, TSC will:

A.	Assist the Fund, as the Fund may request from time to time, in replying to requests for information concerning the Fund from Shareholders or prospective shareholders, brokers or the public;

B.	Aid the Fund, as the Fund may request from time to time, in the secondary market support of the Fund through written and oral communications with the Fund’s New York Stock Exchange specialist, the closed-end fund analyst community and various information providers specializing in the dissemination of closed-end fund information;

C.	Assist the Fund, as the Fund may request from time to time, in the preparation of reports to be sent to Shareholders and assist in the printing and dissemination of such reports to Shareholders, each with the assistance of the Fund and its service providers;

D.	Assist the Fund, as the Fund may request from time to time, in providing market support and communications to the investment community with respect to Fund proxy solicitations;

E.	Assist USBFS, as USBFS may request from time to time, in developing dividend and distribution policies and strategies for the Fund, with the assistance of the Fund and its service providers;

F.	At the request of the Fund from time to time, communicate to the investment community any changes made to the Fund’s trading strategies;

G.	At the request of the Fund, provide materials regarding the Fund to the investment community (excluding prospective investors);

H.	At the request of the Fund, assist in the review of materials made available to shareholders and prospective investors;

I.	Assist the Fund, as the Fund may request from time to time, in the dissemination the Fund’s daily, weekly and month-end net asset value, market price and discount (with the assistance of the Fund and its service providers);

J.	Host analyst meetings as appropriate;

K.	Assist in the identification of persons to serve as officers and trustees of the Fund, as the Fund may request;

L.	In consultation with its business partners, maintain ongoing contact with brokers in branch offices whose clients hold Fund shares or whose clients may have an interest in acquiring Fund shares, including providing, among other things, progress reports on the Fund, dividend announcements and performance updates;

M.	At the request of the Fund, assist USBFS in the drafting of press releases to the public;

N.	At the request of the Fund, make such reports and recommendations to the Board as the Board and/or the Fund may reasonably request or deem appropriate, including regarding strategies designed to limit or eliminate any discounts to net asset value, at which shares of the Fund may trade;

O.	Consult with the Fund regarding leverage strategies and other structural matters relating to the Fund; and

P.	Provide such other services as the parties may mutually agree from time to time.

Exhibit E – Master Services Agreement

BABSON Capital Global Short Duration High Yield Fund SHAREHOLDER SERVICING ANNUAL FEE SCHEDULE at August, 2012

Shareholder Servicing Fee Based Upon Average Total Managed Assets Per Fund**

30 basis points on average total managed assets*

Minimum annual fee: $350,000

Services Included in Annual Fee:

•    Fund Accounting

•    Fund Administration

•    Transfer Agent, Registrar, Dividend Disbursing Agent, and Dividend Reinvestment Plan Agent Services

•    Domestic Custody only (Global Custody fees are inserted in separate Custody Agreement)

•    Advisor Information Source Web portal

•    Chief Compliance Officer Support Fee

•    TSC Services

Out-Of-Pocket Expenses

To the extent not otherwise contemplated by the Agreement and the exhibits thereto, out-of-pocket expenses include but are not limited to pricing services outside of the pricing services contemplated in Exhibit B, corporate action services, fair value pricing services, factor services, customized reporting outside of the assistance with SEC reporting requirements contemplated in Exhibit A, third-party data provider costs, postage, stationery, programming, special reports, the voting of proxies (as distinguished from services relating to the Fund soliciting proxies, as contemplated in Exhibit A), insurance for the Fund, EDGAR/XBRL filing, tax e-filing, wash sale reporting (Gainskeeper), federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses for the Fund, mailing, envelopes, record retention, disaster recovery charges, Fed wire charges, voice response (VRU) maintenance and development, data communication and implementation charges, listing fees and travel.

Additional Services

To the extent not otherwise contemplated by the Agreement and the exhibits thereto, available but not included are the following services – legal administration, Section 15(c) reporting, daily compliance testing provided by third party providers or applications (Charles River), electronic Board book portal (BookMark), client dedicated line data access, training, expedited CUSIP setup, dividend reinvestment fees, additional share classes and additional services mutually agreed upon.

*       Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

**     “total managed assets” shall have the meaning set forth in the Fund’s Registration Statement on Form N-2. The average daily total managed assets of the Fund for any month shall be determined by taking an average of all of the determinations of total managed assets during such month at the close of business on each business day during such month while this Agreement is in effect.